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                                                                 Exhibit 10.22



                                    January 11, 2001

Martin E. Schloss
869 President Street
Brooklyn, New York 11215

Dear Marty:

      This letter memorializes the resolutions approved by the Board of Directors of Autotote Corporation (the "Company"), on August 30, 2000 and September 7, 2000, concerning your continued employment. The Board approved the following five terms:

      1. TERM: Subject to earlier termination for cause, death, or disability, the term of your employment shall be extended, effective September 1, 2000, through and until August 31, 2003 (the "Term").

      2. POSITION: During the Term, you will serve as Vice President, General Counsel and Secretary of the Company. You will report directly to the Chief Executive Officer of the Company (the "CEO") and shall have such duties and authority consistent with your title as shall be reasonably assigned to you from time to time by the CEO or the Board of Directors.

      3. SALARY: Effective September 1, 2000, your annual salary has been increased to $300,000 and will be increased annually on each succeeding September 1 thereafter by an amount not less than a percentage of your annual salary then in effect equal to the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for New York, New York.

      4. BENEFITS: During the term you will be entitled to participate in any and all benefit plans and programs of the Company that are made available to its senior executives, including the Company's Supplemental Executive Retirement Plan.

      5. COMPENSATION UPON CHANGE IN CONTROL: If your employment is terminated without cause within two years of a Change in Control, as defined in the agreement between you and the Company, dated as of November 1, 1997 (the "Change in Control Agreement"), you will be entitled to receive, in lieu of any payment under the Change in Control Agreement, a cash payment in an amount equal to three times the sum of (i) your annual salary on the date of such termination and (ii) the Severance Annual Incentive Amount, as defined in the Change of Control Agreement.



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Martin E. Schloss
January 11, 2001
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      You and Autotote agree that the terms contained in this letter will be memorialized in a formal employment agreement. Please indicate your acceptance of these terms by countersigning this letter below and returning it to my attention.

                                          Very truly yours,



                                          A. Lorne Weil
                                          Chief Executive Officer and
                                          Chairman of the Board

AGREED AND ACCEPTED:


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      Martin E. Schloss                         Date


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